Exhibit (h)(13)(i)

AMENDMENT

This Amendment (the “Amendment”) is made and entered into on this 20th day of December, 2013 between RBC FUNDS TRUST (the “Trust”), a Delaware statutory trust, and RBC GLOBAL ASSET MANAGEMENT (U.S.) INC. (“RBC GAM”).

WHEREAS, the Trust and RBC GAM have entered into an Amended and Restated Expense Limitation Agreement dated as of December 6, 2012, as amended and supplemented from time to time, (the “Agreement”); and

WHEREAS the Trust and RBC GAM desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. SCHEDULE A. Schedule A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST		RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:		By:
Name:	Kathleen A. Gorman	Name:	Michael Lee
Title:	President	Title:	President & CEO

Schedule A

FUND	OPERATING EXPENSE LIMIT*
RBC BlueBay Emerging Market Select Bond Fund	1.00%
RBC BlueBay Emerging Market Corporate Bond Fund	1.15%
RBC BlueBay Global High Yield Bond Fund	0.95%
RBC BlueBay Global Convertible Bond Fund	1.00%
RBC BlueBay Absolute Return Fund	0.95%
RBC Emerging Markets Equity Fund	1.20%
RBC Emerging Markets Small Cap Equity Fund	1.60%
RBC Short Duration Fixed Income Fund	0.35%
RBC Ultra-Short Fixed Income Fund	0.30%

* Excludes distribution fees, brokerage and other investment-related costs, interest, taxes, dues, fees and other charges of governments and their agencies, extraordinary expenses such as litigation (including legal and audit fees and other costs in contemplation of or incident thereto) and indemnification, other expenses not incurred in the ordinary course of the Fund’s business and fees and expenses incurred indirectly by the Fund as a result of investment in shares of another investment company.

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